Exhibit 99.1

NEWS RELEASE

Contact:	Stacy Feit
Investor Relations
Tel: 213-486-6549
Email: investor_relations@mflex.com

MFLEX REPORTS FISCAL 2012 FOURTH QUARTER AND

FULL-YEAR FINANCIAL RESULTS

Irvine, CA, November 8, 2012 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today reported financial results for its fiscal fourth quarter and full-year ended September 30, 2012. Net sales in the fourth quarter of fiscal 2012 were $201.6 million, up 5 percent from net sales of $191.5 million in the same quarter last year. This increase was primarily due to higher sales to a key customer.

Gross margin during the fourth quarter of fiscal 2012 was 5.8 percent, compared to 10.0 percent for the same period in the prior year. The year-over-year decline was primarily attributable to lower yields due to the complexity of one new program and higher labor costs in China as the Company continued to expand headcount to support anticipated future production levels.

Net income for the fourth quarter of fiscal 2012 was breakeven, compared to net income of $2.4 million, or $0.10 per diluted share, for the same period in the prior year. Fiscal 2011 fourth quarter results were impacted by after-tax impairment and restructuring costs of $2.0 million, or $0.08 per diluted share.

Net cash used in operating activities for the fourth quarter of fiscal 2012 was $14.2 million. At September 30, 2012, the Company had cash and cash equivalents of $82.3 million, or $3.42 per diluted share, and remained debt free.

Fiscal Year 2012 Financial Highlights

For the fiscal year ended September 30, 2012, net sales were $818.9 million, compared to $831.6 million in fiscal 2011, primarily due to a decline in sales to one key customer. Fiscal 2012 net income totaled $29.5 million, or $1.22 per diluted share. Fiscal 2012 results benefitted from after-tax restructuring asset recoveries totaling approximately $1.5 million, or $0.06 per diluted share. This

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compares to fiscal 2011 net income of $37.9 million, or $1.56 per diluted share. Fiscal 2011 results were impacted by after-tax impairment and restructuring costs totaling approximately $2.6 million, or $0.10 per diluted share.

Non-GAAP Results

A reconciliation of GAAP net income and earnings per share to non-GAAP net income and earnings per share is provided in the table at the end of this press release.

Outlook

For the first quarter of fiscal 2013, the Company expects net sales to be between $260 and $280 million and gross margin to range between 10.0 to 12.0 percent based on the projected sales volume and anticipated product mix.

Commenting on the Company’s business outlook, Reza Meshgin, Chief Executive Officer of MFLEX, noted, “As we reported in our pre-announcement last month, we are expecting record revenues and a significant rebound in gross margin in the first quarter of fiscal 2013. We anticipate an increase in sales to both existing and newer smartphone and tablet customers during the first quarter and throughout the balance of the fiscal year.”

Conference Call

MFLEX will host a conference call at 5:30 p.m. Eastern time (2:30 p.m. Pacific time) today to review its fiscal 2012 fourth quarter and full-year financial results. The dial-in number for the call in North America is 1-888-549-7750 and 1-480-629-9723 for international callers. The call also will be webcast live on the Internet and can be accessed by logging onto www.mflex.com.

The webcast will be archived on the Company’s website for at least 60 days following the call. An audio replay of the conference call will be available for seven days beginning at 8:30 p.m. Eastern time (5:30 p.m. Pacific time) today. The audio replay dial-in number for North America is 1-800-406-7325 and 1-303-590-3030 for international callers. The replay passcode is 4571201.

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About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include smartphones, tablets, computer/data storage, portable bar code scanners and other consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: revenues; net sales; sales; net income; profitability; revenue growth; gross margins; the timing and ramping of new programs; labor costs; new customer opportunities; customer and product mix; demand for the Company’s products; capacity, utilization and capacity expansion; yields; and labor efficiency. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “forecast,” “guidance,” “preliminary,” “scheduled,” “assume,” “can,” “will,” “plan,” “should,” “expect,” “estimate,” “aim,” “intend,” “look,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy on the demand for electronic devices; the Company’s success with new and current customers, those customers’ success in the marketplace and usage of flex in their products; product mix; the Company’s ability to develop and deliver new technologies; the Company’s ability to diversify and expand its customer base and markets; the Company’s effectiveness in managing manufacturing processes, costs, yields and the ramping of new programs; currency fluctuations; pricing pressure; the Company’s ability to manage quality assurance and workforce issues; the degree to which the Company is able to utilize available manufacturing capacity, enter into new markets and execute its strategic plans; electricity, material and component shortages; the impact of natural disasters, competition and technological advances; the outcome of tax audits; labor issues in the jurisdictions in which the Company operates; and other risks detailed from time to time in the Company’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012

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and its annual Report on Form 10-K to be filed for the year ending September 30, 2012. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

(SUMMARY FINANCIAL INFORMATION FOLLOWS)

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net sales	$201,587	$191,499	$818,932	$831,561
Cost of sales	189,797	172,330	736,241	726,850

Gross profit	11,790	19,169	82,691	104,711
Operating expenses:
Research and development	1,405	2,525	7,615	10,485
Sales and marketing	5,841	5,930	24,457	25,189
General and administrative	4,503	5,320	19,839	18,788
Impairment and restructuring	—	3,187	(2,468)	4,186

Total operating expenses	11,749	16,962	49,443	58,648

Operating income	41	2,207	33,248	46,063
Other income (expense), net:
Interest income	288	224	1,352	875
Interest expense	(114)	(124)	(555)	(472)
Other income (expense), net	(206)	222	1,656	564

Income before income taxes	9	2,529	35,701	47,030
Benefit from (provision for) income taxes	2	(152)	(6,216)	(9,157)

Net income	$11	$2,377	$29,485	$37,873

Net income per share:
Basic	$0.00	$0.10	$1.24	$1.58
Diluted	$0.00	$0.10	$1.22	$1.56
Shares used in computing net income per share:
Basic	23,760	24,096	23,783	24,027
Diluted	24,042	24,318	24,077	24,336

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2012	September 30, 2011
Cash and cash equivalents	$82,322	$97,890
Accounts receivable, net	165,408	150,507
Inventories	124,770	87,166
Other current assets	19,217	17,836

Total current assets	391,717	353,399
Property, plant and equipment, net	274,886	244,026
Other assets	29,807	28,320

Total assets	$696,410	$625,745

Accounts payable	$199,737	$162,790
Other current liabilities	36,111	31,544

Total current liabilities	235,848	194,334
Other liabilities	18,573	15,328
Stockholders’ equity	441,989	416,083

Total liabilities and stockholders’ equity	$696,410	$625,745

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Multi-Fineline Electronix, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income	$11	$2,377	$29,485	$37,873
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,985	11,813	53,082	45,530
Provision for doubtful accounts and returns	1,555	831	2,787	9,925
Deferred taxes	146	(2,926)	(2,290)	(3,128)
Stock-based compensation expense	596	1,314	4,900	4,303
Income tax benefit related to stock option exercises	(102)	(117)	(177)	(133)
Restructuring asset impairments (recoveries)	—	2,385	(2,468)	3,384
Loss (gain) on disposal of equipment	181	194	(516)	427
Changes in operating assets and liabilities	(29,582)	7,359	(16,520)	(37,816)

Net cash (used in) provided by operating activities	(14,210)	23,230	68,283	60,365
Cash flows from investing activities
Sales of investments	—	—	—	14,991
Purchases of property and equipment	(31,433)	(26,226)	(86,077)	(79,772)
Proceeds from sale of equipment and assets held for sale	—	786	11,471	1,387

Net cash used in investing activities	(31,433)	(25,440)	(74,606)	(63,394)
Cash flows from financing activities
Proceeds from exercise of stock options	6	—	168	1,250
Income tax benefit related to stock option exercises	102	117	177	133
Tax withholdings for net share settlement of equity awards	(19)	(13)	(1,131)	(1,328)
Repurchase of common stock	—	(1,007)	(8,844)	(1,931)

Net cash provided by (used in) financing activities	89	(903)	(9,630)	(1,876)
Effect of exchange rate changes on cash	445	995	385	2,920

Net decrease in cash	(45,109)	(2,118)	(15,568)	(1,985)
Cash and cash equivalents at beginning of period	127,431	100,008	97,890	99,875

Cash and cash equivalents at end of period	$82,322	$97,890	$82,322	$97,890

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Multi-Fineline Electronix, Inc.

Selected Non-GAAP Financial Measures and Schedule Reconciling Selected Non-GAAP

Financial Measures to Comparable GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
GAAP net income	$11	$2,377	$29,485	$37,873
Stock-based compensation	596	1,313	4,900	4,303
Impairment and restructuring	—	3,187	(2,468)	4,186
Income tax effect of non-GAAP adjustments	(159)	(1,640)	(584)	(2,930)

Non-GAAP net income	$448	$5,237	$31,333	$43,432

GAAP diluted earnings per share	$0.00	$0.10	$1.22	$1.56
Effect of stock-based compensation, net of tax on diluted earnings per share	0.02	0.04	0.14	0.12
Effect of impairment and restructuring, net of tax on diluted earnings per share	—	0.08	(0.06)	0.10

Non-GAAP diluted earnings per share	$0.02	$0.22	$1.30	$1.78

Weighted-average diluted shares used in calculating non-GAAP diluted earnings per share	24,042	24,318	24,077	24,336

Use of Non-GAAP Financial Information

To supplement the condensed consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP financial measures (non-GAAP net income and non-GAAP diluted earnings per share) that exclude certain charges and gains. Management excludes these items because it believes that the non-GAAP measures enhance an investor’s overall understanding of the Company’s financial performance and future prospects by being more reflective of the Company’s recurring operational activities and to be more comparable with the results of the Company over various periods. Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s core operating results and trends for the periods presented. Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies’ financial information and should be considered as a supplement to, not a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

The items excluded from GAAP net income and diluted earnings per share in calculating these non-GAAP financial measures, are as follows: (a) stock-based compensation expense; and (b) impairment and restructuring activities, including recoveries on sale of previously impaired assets. Management excludes these amounts when evaluating its core operating activities and for strategic decision making and forecasting of future results and believes that evaluating current performance, and excluding such items from MFLEX’s operations, provides investors with a more meaningful way of evaluating the Company’s current operating performance.

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